UNITED STATES                     -------------------------
           SECURITIES AND EXCHANGE COMMISSION                 OMB APPROVAL
                 Washington, D.C. 20549                -------------------------
                                                       OMB Number: 3235-0058
                      FORM 12b-25                      Expires: January 31, 2005
                                                       Estimated average burden
              NOTIFICATION OF LATE FILING              hours per response 2.50
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(Check one): |X| Form 10-K      |_| Form 20-K          -------------------------
             |_| Form 10-Q      |_| Form N-SAR              SEC FILE NUMBER

      For Period Ended:                                -------------------------
      |_| Transition Report on Form 10-K               -------------------------
      |_| Transition Report on Form 20-K                      CUSIP NUMBER
      |_| Transition Report on Form 11-K
      |_| Transition Report on Form 10-Q               -------------------------
      |_| Transition Report on Form N-SAR
      For the Transition Period Ended: March 31, 2003


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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

IMP, Inc.
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Full Name of Registrant


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Former Name if Applicable

2830 North First Street
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Address of Principal Executive Office (Street and Number)

San Jose, California 95134
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  |X|    |  (a)   The reason described in reasonable  detail in Part III of this
         |        form could not be eliminated  without  unreasonable  effort or
         |        expense
  |X|    |  (b)   The subject  annual  report,  semi-annual  report,  transition
         |        report on Form 10-K,  Form 20-F,  Form 11-K or Form N- SAR, or
         |        portion  thereof,  will be filed on or  before  the  fifteenth
         |        calendar day following the prescribed due date; or the subject
         |        quarterly report of transition report on Form 10-Q, or portion
         |        thereof  will be filed on or  before  the fifth  calendar  day
         |        following the prescribed due date; and
         |  (c)   The  accountant's  statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to reductions in personnel, IMP, Inc. could not complete its Form 10-K in a timely manner without undue burden and expense.

(Attach extra Sheets if Needed)

                  Persons who are to respond to the collection of information SEC 1344 (02-02) contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Subbarao Pinamaneni                  (408)           432-9100
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                  (Name)                    (Area Code)     (Telephone Number)

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer
      is no, identify report(s).                |X| Yes  |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                |X| Yes  |_| No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

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                                    IMP, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    June 30, 2003             By   /s/ Subbarao Pinamaneni, CEO
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

------------------------------------ATTENTION-----------------------------------
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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